Exhibit 10.26

Dated                                                   2018
________________________

HSBC BANK PLC
as Lender

-and-

EURODRY LTD.
as Guarantor

_________________________________________

GUARANTEE
relating to a financial facility to
EIRINI SHIPPING LTD
________________________________________

THIS GUARANTEE is made on                                    2018

BETWEEN

(1) EURODRY LTD., a corporation duly formed and validly existing under the laws of the Marshall Islands, having its registered place of address at 8 Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands, lawfully represented (the "Guarantor"); and

(2) HSBC BANK PLC., a banking company duly incorporated under the laws of England whose registered office is at 8 Canada Square, London E14 5HQ United Kingdom, acting for the purposes hereof through the Athens Branch (109-111 Messoghion Ave, Athens, Greece, lawfully represented (the "Lender" which expression shall include its successors and assigns).
1	RECITAL
1.01
By a financial agreement dated 25 June 2014, as amended and supplemented by a first supplemental agreement dated 12 November 2015, a second supplemental agreement dated 30 September 2016, a third supplemental agreement dated 25 January 2017, a side letter dated 28 July 2017 and a fourth supplemental agreement dated                                          2018 (herein, as the same may from time to time hereafter be further amended, called the "Financial Agreement") between the Lender and EIRINI SHIPPING LTD of 80 Broad Street, Monrovia, Liberia, as borrower (the "Borrower"), the Lender agreed to make available to the Borrower certain facility (originally) not exceeding in aggregate the amount of Sixteen million Five hundred thousand Dollars ($16,500,000) (the "Facility") on the terms therein stated.

1.02
Following the release of Euroseas Ltd. as corporate guarantor under the Financial Agreement, it is a condition precedent to the Lender to continue advancing the Facility or any part thereof to the Borrower under the Financial Agreement that the Guarantor shall execute this Guarantee in favour of the Lender.

2	DEFINITIONS
2.01	In this Guarantee all capitalised terms not defined herein shall have the meaning stated in the Financial Agreement and in addition thereto:
"Accounting Information" means the audited by the Auditors annual and the unaudited semi-annual financial statements of the Group, each as provided or (as the context may require) to be provided to the Lender in accordance with Clause 20.01 of the Financial Agreement and Clause 9.01.01 of this Guarantee;

"Accounting Period" means (a) each financial year of the Guarantor and (b) each half of each financial year of the Guarantor, for which Accounting Information is required to be delivered pursuant to this Guarantee;

"Applicable Accounting Principles" means those accounting principles, standards and practices on which preparation of the Accounting Information is based, which are US GAAP and principles and practices adopted by the Guarantor and its Subsidiaries (including without limitation the Borrower) at the date hereof or at any time thereafter and notified to and accepted by the Lender;

"Auditors" means any first class firm of international accountants to be approved by the Lender;

"Control" means in relation to a body corporate:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or

(b)
the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "Controlled" shall be construed accordingly;

"Controlling person(s)" has the meaning defined under local or foreign tax laws, regulatory guidance or intergovernmental cooperation agreements;

"Consolidated Debt" means, in respect of an Accounting Period, the aggregate amount of Debt owed by the members of the Group (other than any Debt owing by any member of the Group to another member of the Group), as stated in the then most recent Accounting Information relevant to such Accounting Period;

"Corporate Security Parties" means those of the Security Parties, which are companies or corporations and not natural persons and, in the singular, means any of them;

"Debt" means, in relation to any member of the Group (the "debtor"):

(a)          Financial Indebtedness of the debtor;

(b)	liability for any credit to the debtor from a supplier of goods or services or under any instalment purchase or payment plan or other similar arrangement;

(c)
contingent liabilities of the debtor (including without limitation any taxes or other payments under dispute) which have been or, under the Applicable Accounting Principles consistently applied, should be recorded in the notes to the Accounting Information;

(d)	deferred tax of the debtor; and

(e)
liability under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person who is not a member of the Group which would fall within (a) to (d) above if the references to the debtor referred to the other person;

"Default Rate" means the interest rate referred to in Clause 8.01 of the Financial Agreement;

"Drawdown Date" means, the date requested by the Borrower for the Facility to be made available, or (as the context requires) the date on which the Facility is actually made available;

"Earnings" means all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the Borrower or its agents arising out of or as a result of the ownership, possession, management and/or operation of the Ship by the Borrower or its agents or under any charter, contract of carriage or other contract (including a salvage or towage contract) for the use, operation or management of the Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;

"Earnings Account" means the account opened by the Borrower with the Lender into which all the Earnings of the Ship are to be paid in accordance with Clause 27.01 of the Financial Agreement, such account to include any substitute accounts or sub-accounts or revised accounts or revised designation or number whatsoever and any deposit accounts to which monies from such accounts may from time to time be paid on a time deposit basis;

"Earnings Account Charge" means the assignment, pledge and charge granted by the Borrower to the Lender on the Earnings Account in form and substance satisfactory to the Lender, as the same may from time to time hereafter be amended or supplemented;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

"Event of Default" means any event referred to in Clause 24 of the Financial Agreement or so described in any other Finance Document;

"Facility" means (originally) the amount of up to Sixteen million Five hundred thousand Dollars ($16,500,000) made available to the Borrower by the Lender in one (1) advance pursuant to the terms of Clause 3 of the Financial Agreement or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;

"Finance Documents" means together all documents defined as Finance Documents in Clause 2.01 of the Financial Agreement as the same may from time to time be amended, varied or supplemented, in the singular, means any one of them;

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of (a); or

(c)	any agreement pursuant to the implementation of (a) or (b) with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Application Date" means:

(d)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(e)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(f)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Guarantee.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"Financial Indebtedness" means any indebtedness for or in respect of:

(g)	moneys borrowed and debit balances at banks or other financial institutions;
(h)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(i)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(j)	the amount of any liability in respect of any finance or capital lease;
(k)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(l)
any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(m)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of (i) an underlying liability of an entity which is not a Security Party which liability would fall within one of the other sections of this definition or (ii) any liabilities of any Security Party relating to any post-retirement benefit scheme;

(n)
any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under standard accounting principles;

(o)
any   amount   of   any   liability   under   an   advance   or   deferred   purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 30 days after the date of supply;

(p)
any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under standard accounting principles; and

(q)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in (a) to (j).

"Fleet Book Value" means at the end of a relevant period the aggregate book value of the Fleet Vessels less depreciation as stated in the most recent Accounting Information of the Group delivered pursuant to Clause 20.01 of the Financial Agreement and Clause 9.01.01 of this Guarantee;

"Fleet Market Value" means at the date of calculation the aggregate of the Market Values of the Fleet Vessels;

"Fleet Vessels" means all of the vessels (including but not limited to the Ship) from time to time wholly owned by members of the Group (including, without limitation, the Borrower) and, in the singular means any of them;

"Group" means the Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrower and each other Corporate Security Party) from time to time during the Security Period and "members of the Group" shall be construed accordingly;

"Indebtedness" means the Facility and any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrower, and/or the Guarantor (whether as principal, surety or otherwise) to the Lender under this Guarantee, the Financial Agreement and the other Finance Documents;
"Leverage Ratio" means, in respect of an Accounting Period, the ratio of the Consolidated Debt (as stated in the then most recent Accounting Information) to the Market Value Adjusted Total Assets of the Group, relevant to such Accounting Period;

"Liquidity" means, in respect of each period during which the consolidated financial statements provided pursuant to clause 18.01 of the Financial Agreement are delivered by the Guarantor (Eurodry), (i) cash at bank or in hand which is not subject to any Encumbrance, as shown in the applicable financial statements of the Guarantor (Eurodry), for such accounting period and determined in accordance with Applicable Accounting Principles plus (ii) cash pledged in favour of the Guarantor's (Eurodry) other financial banks for such accounting period Provided that in the case of Liquidity relating to each Ship and the Collateral Vessels only (but not the other Fleet Vessels) only cash held with the Lender which is not subject to any Encumbrance (other than in favour of the Lender) will be taken into account for the purposes of calculating the Liquidity in respect of the Ship and the Collateral Vessels.

"Market Value Adjusted Net Worth" means at any relevant time the amount obtained by deducting from the Market Value Adjusted Total Assets the amount of the Total Liabilities;

"Market Value Adjusted Total Assets" means at any relevant time the Total Assets as adjusted by replacing the Fleet Book Value with the Fleet Market Value;

"NASDAQ" means the National Association of Securities Dealers Automated Quotation;

"Party" means a party to this Guarantee;

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the forgoing):

(a)
imposed by any law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council or the United States of America, whether or not any Security Party or any other member of the Group is legally bound to comply with the forgoing; or

(b)
otherwise imposed by any law or regulation by which any Security Party, or any other member of the Group, is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of any Security Party or any other member of the Group;

"Ship" means the bulk carrier EIRINI P., registered at the Port of Monrovia, Liberia, under the Liberian flag, in the ownership of the Borrower with IMO number 9284879 and official Nr. 16408;

"Security Documents" means together this Guarantee, and all other documents defined as Security Documents in Clause 2.01 of the Financial Agreement as the same may from time to time be amended, varied or supplemented, in the singular, means any one of them;

"Security Period" means the period during which any one or more of the Finance Documents remain in effect and ending when the Indebtedness is paid in full to the satisfaction of the Lender;

"Substantial Owners" has the meaning defined under local or foreign tax laws, regulatory guidance or intergovernmental cooperation agreements.

"Subsidiary" of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive is more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;

"Tax Authority" means any local or foreign regulatory or tax authority.
"Taxes" means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and "Tax" and "Taxation" shall be construed accordingly;
"Total Assets" means at any relevant time the total assets (excluding cash and cash equivalents) of the Group as stated in the most recent combined Accounting Information of the Group;
"Total Liabilities" means at any relevant time the total liabilities of the Group as stated in the most recent combined Accounting Information of the Group;
"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;
"US GAAP" means generally accepted accounting principles adopted in the United States;
"US Tax Obligor" means (i) a Security Party which is resident for tax purposes in the United States of America; or (ii) a Security Party some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes;

"VAT" means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.
3	REPRESENTATIONS AND WARRANTIES
3.01	The Guarantor hereby represents and warrants to the Lender in the terms set out in the Schedule hereto.
4	GUARANTEE
4.01	The Guarantor unconditionally and irrevocably:
(a)	guarantees the punctual performance by the Borrower of all its obligations under or in connection with the Loan Agreement and every other Finance Document to which the Borrower is a party;
(b)
undertakes to pay to the Lender, on the Lender's demand, any such amount which is not paid by the Borrower when payable under or in connection with the Loan Agreement or any other Finance Document to which the Borrower is a party, as if it were the Borrower;

(c)
as a separate, continuing and primary obligation, agrees to fully indemnify the Lender on the Lender's demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender as a result of or in connection with any failure by the Borrower to comply with any of its obligations under any Finance Document to which the Borrower is a party or any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Lender would otherwise have been entitled to recover; and

(d)
the Guarantor unconditionally and irrevocably undertakes to discharge all such obligations and liabilities whatsoever, whensoever and howsoever arising, as are now or may hereafter become incurred by the Borrower under or in connection with the Loan Agreement and every other Finance Document to which the Borrower is a party.

4.02	The Lender may serve more than one demand under Clause 4.01.
5	INTEREST, EXPENSES AND ADJUSTMENT OF TRANSACTIONS
5.01
In addition to the amounts referred to in Clause 4.01 the Guarantor undertakes to pay to the Lender on the Lender's written demand interest on all amounts due and payable under this Guarantee from the date of written demand under Clause 4.01 above to the date of payment in full (whether before or after judgement) at the Default Rate.

5.02
The Guarantor shall pay to the Lender on its first demand the amount of all expenses incurred by the Lender in connection with any matter arising out of this Guarantee or any Encumbrance connected with it, including any advice, claim or proceedings relating to this Guarantee or such an Encumbrance.

5.03
Clause 5.02 is without prejudice to the Guarantor's liabilities in respect of the Borrower's obligations under clause 28 (expenses) of the Loan Agreement and under similar provisions of other Finance Documents.

5.04
The Guarantor shall pay to the Lender on its demand any amount which the Lender is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of the Borrower or of another Security Party (or similar person) on the ground that the Loan Agreement or any other Finance Document, or a payment by the Borrower or of another Security Party, was invalid or on any similar ground.

6	PAYMENT - ACCOUNTS
6.01
The Guarantor shall make all payments due to the Lender in Dollars in full in immediately available and freely transferable funds, without set off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

6.02
In any legal action all proceedings arising out or in connection with this Guarantee, the entries made in the Loan Account maintained by the Lender pursuant to Clause 13.01 of the Financial Agreement or a certificate signed by any one authorized officers of the Lender shall be conclusive evidence (save in case of manifest error) of the existence and the amount of the liabilities of the Borrower therein recorded and of the Guarantor under this Guarantee.

7	TAX GROSS UP AND INDEMNITIES
Without prejudice to the generality of Clauses 6.01 and 13:
7.01	For the purposes of this Clause the following terms will have the meaning ascribed to them herein:
"Protected Party" means the Lender if it is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by the Guarantor to the Lender under Clause 7.02 (Tax gross-up) or a payment by the Guarantor under Clause 7.03 (Tax indemnity).

7.02
the Guarantor shall (and shall procure that each other Security Party shall) make all payments to be made by them without any Tax Deduction, unless a Tax Deduction is required by law, subject as follows:

7.02.01
the Guarantor shall, promptly upon becoming aware, that the Guarantor or any other Security Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

Similarly, the Lender shall notify the Guarantor on becoming so aware in respect of a payment payable to the Lender;
7.02.02
if a Tax Deduction is required by law to be made by the Guarantor or any other Security Party, the amount of the payment due from the Guarantor or that other Security Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

7.02.03
if the Guarantor or any other Security Party is required to make a Tax Deduction, the Guarantor shall (and shall procure that such other Security Party shall) make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law;

7.02.04
within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Guarantor shall (and shall procure that such other Security Party shall) deliver to the Lender a statement under section 975 of the ITA or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority;

7.03	Tax indemnity
7.03.01
the Guarantor shall (within three Banking Days of the written demand by the Lender) pay to the Lender, if the Lender is a Protected Party, an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Lender in respect of a Finance Document.

703.02	Clause 7.03.01 shall not apply:
(a)	with respect to any Tax assessed on the Lender:
(i) under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or
(ii) under the law of the jurisdiction in which the Facility office of the Lender is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b) to the extent a loss, liability or cost (i) is compensated for by an increased payment under Clause 7.02 (Tax gross-up), or Clause 7.07 (FATCA Deduction and gross-up by the Guarantor) or Clause 7.08 (FATCA Deduction by the Lender);
The Lender making, or intending to make, a claim under paragraph (a) above shall promptly notify the Guarantor in writing of the event which will give, or has given, rise to the claim.
7.04	Tax Credit
7.04.01	If the Guarantor makes a Tax Payment and the Lender determines that:
7.04.01.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was received; and
7.04.01.2	the Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Guarantor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Guarantor.
7.05	VAT
7.05.01
All amounts expressed to be payable under this Guarantee or the other Finance Documents by the Guarantor or any other Security Party to the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Lender to any Security Party under a Finance Document and the Lender is required to account to the relevant tax authority for the VAT, that Security Party must pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and the Lender must promptly provide an appropriate VAT invoice to the Guarantor).

7.05.02
Where a Finance Document requires the Guarantor to reimburse or indemnify the Lender for any cost or expense, the Guarantor shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

7.05.03
Any reference in this Clause 7.05 to any Security Party shall, at any time when such Security Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

7.05.04	In relation to any supply made by the Lender to the Guarantor under a Finance Document, if reasonably requested by the Lender, the Guarantor must promptly provide the Lender with details of that the Guarantor's VAT registration (if available) and such other information as is reasonably requested in connection with the Lender's VAT reporting requirements in relation to such supply.
7.06	FATCA information
7.06.01	Subject to Clause 7.06.03, each Party shall, within ten Banking Days of a reasonable request by another Party:
      (a) confirm to that other Party whether it is: (i) a FATCA Exempt Party; or (ii) not a FATCA Exempt Party; and
      (b)          supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.
7.06.02
If a Party confirms to another Party pursuant to Clause 7.06.01 (a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

7.06.03	Clause 7.06.01 shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:
a. any law or regulation;
b. any fiduciary duty;
c. any duty of confidentiality; or
d. any policy of the Lender.
7.06.04
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 7.06.01 (including, for the avoidance of doubt, where Clause 7.06.03 applies), then:

7.06.04.1	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
7.06.04.2
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%,

until   (in   each  case)   such  time  as  the   Party  in  question   provides  the requested confirmation, forms, documentation or other information.
7.07	FATCA Deduction and gross-up by the Guarantor

7.07.01
If the Guarantor is required to make a FATCA Deduction, the Guarantor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

7.07.02
If a FATCA Deduction is required to be made by the Guarantor, the amount of the payment due from the Guarantor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

7.07.03
the Guarantor shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.  Similarly, the Lender shall notify the Guarantor in writing.

7.07.04
Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Guarantor making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

7.08	FATCA Deduction by the Lender

7.08.01
The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.  The Lender shall notify the Guarantor accordingly.

7.08.02
the Guarantor shall (within three Banking Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by the Lender as a result of making a FATCA Deduction in respect of a payment due to it under a Finance Document.

7.08.03	The Lender making, or intending to make, a claim under paragraph 7.08.02 above shall promptly notify in writing the Guarantor of the FATCA Deduction.
8	LIABILITY
8.01	The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.
8.02	Without limiting the generality of Clause 8.01, the Guarantor shall neither be discharged by, nor have any claim against the Lender in respect of:
(a)	any amendment or supplement being made to the Finance Documents;
(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents;

(c)	any release or loss (even though negligent) of any right or Encumbrance created by the Finance Documents;
(d)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Encumbrance, including a failure to realise for its full market value an asset covered by such an Encumbrance; or

(e)	any other Finance Document or any Encumbrance now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.
9	UNDERTAKINGS
9.01
The Guarantor hereby covenants and undertakes with the Lender that throughout the Security Period the Guarantor shall comply with the following provisions of this Clause 9.01 except as the Lender may otherwise permit in writing:

9.01.01
to (and ensure and procure that each other Security Party shall) supply the Lender with such number of copies as the Lender may require of (a) the annual Accounting Information as soon as available but in any event not later than one hundred and fifty (150) days after the end of the relevant period to which they relate starting with the 2013 financial statements and (b) such other information with regard to the business, properties or condition, financial or otherwise, of the Guarantor, the Manager and the other members of the Group as the Lender may from time to time reasonably request;

9.01.02
to procure that the Accounting Information to be delivered from time to time in accordance with Clause 9.01.01 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial positions, as at the end of each such financial year to which they relate, of the Group and the results of their operations for the year to which the Accounting Information relates.

9.01.03
to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Guarantee and the other Finance Documents under any applicable law or regulation to enable the Guarantor to perform and discharge its duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

9.01.04
to execute and procure the execution of any further document or documents reasonably required by the Lender in order to perfect or complete the security created by this Guarantee and the other Finance Documents;

9.01.05
to ensure that at all times the claims of the Lender against it under this Guarantee and the other Finance Documents rank at least pari passu with the claims of all other unsecured creditors of the Guarantor save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

9.01.06	to maintain its corporate existence under the laws of its Original Jurisdiction and not to amend its articles of incorporation or other constitutional documents;

9.01.07
to comply (and ensure that each other Security Party will comply) with all laws regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Guarantor in NASDAQ, as the case may be), treaties and conventions applicable to the Guarantor, the Borrower, the other Security Parties and the Ship;

9.01.08
from time to time on request by the Lender to (and ensure and procure that each other Security Party shall) deliver to it a certificate signed by a director or officer of such Corporate Security Party confirming that, save as may be notified in detail in such certificate, no Event of Default or Potential Event of Default has occurred and is then subsisting, to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require;

9.01.09
to promptly notify the Lender in writing of any Event of Default or any Potential Event of Default and of the steps (if any) which are being taken to nullify or mitigate its effect and of any occurrence of which it becomes aware which might adversely affect the ability of the Guarantor and/or any one or more of the other Security Parties to perform and discharge their respective duties and liabilities under this Guarantee and/or the Financial Agreement and/or the other Finance Documents;

9.01.10
to send (or procure that it is sent) to the Lender as soon as the same is instituted (or, to the knowledge of the Guarantor threatened), details of any litigation, arbitration or administrative proceedings against or involving a Security Party, or the Ship which is likely to have a Material Adverse Effect on a Security Party or the operation of the Ship;

9.01.11	not to and ensure and procure that the Borrower and the Manager and any corporate shareholder(s) thereof shall not dissolve, merge into or consolidate with any other company or person;
9.01.12	to (and procure that each other relevant Security Party shall) ensure and procure that no change in
(a) the registered ownership of the shares of the Borrower; and
(b) the registered or beneficial ownership of the shares of the Manager and the Ship shall occur;
9.01.13	not to declare or pay any dividends or make any distributions to its respective shareholders in any form whatsoever if:
9.01.13.1	an Event of Default which is continuing or a Potential Event of Default has occurred; or
9.01.13.2
immediately following such payment of dividends and/or distributions the test set out in Clause 23 of the Financial Agreement was applied and the Borrower would be obliged to provide additional security or prepay part of the Facility as therein provided; or

9.01.13.3	immediately following such payment of dividends and/or distributions the Guarantor would be in breach of Clause 9.01.31

Provided that even when the above restrictions do not apply the Guarantor until the Total Deferred Amount is reduced to zero the Guarantor will not
(i)
declare, make or pay dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital ;

(ii)	repay or distribute any dividend or share premium reserve; or
(iii)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,
But for the avoidance of doubt these restrictions apply to the Guarantor common shares only;
9.01.14
not to (save and except as provided in this Guarantee or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on any of its property or assets, real or personal, whether now owned or hereafter acquired, other than a Permitted Lien;

9.01.15
to ensure and procure that other than in accordance with the Financial Documents the Borrower will not convey, assign, transfer, sell or otherwise dispose of or deal with any of their assets or rights whether present or future;

9.01.16
to (and ensure and procure that each other Security Party shall) pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail and ensure and procure that all its relevant tax returns shall be properly and timely filed;

9.01.17	not to (and ensure and procure that no Security Party will) become a FATCA FFI or a US Tax Obligor;
9.01.18	to (and ensure and procure that the Security Parties and the other members of the Group will) comply, in all respects, with all Sanctions;
9.01.19
not to (and ensure and procure that none of the Security Parties and the other members of the Group will) become a Prohibited Person or become owned or controlled by, or act directly or indirectly on behalf of, a Prohibited Person, or become the owner or controller of a Prohibited Person;

9.01.20
not to make, directly or indirectly, available any proceeds of the Facility to or for the benefit of a Prohibited Person and to ensure and procure that any proceeds of the Facility is not, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

9.01.21
not to and to procure that the Borrower will not materially amend, modify, vary or supplement or terminate or agree to any material amendment, modification, variation or supplement or cancellation of the Management Agreements;

9.01.22	to ensure that no change in the Chief Executive Officer and/or the Chairman of the Guarantor shall occur;

9.01.23
not to (and ensure and procure that no other Security Party will) directly or indirectly use the proceeds of he Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions;

9.01.24
to (and ensure and procure that each of the Security Parties and each member of the Group will) conduct its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

9.01.25
to ensure and procure that, throughout the Security Period, all payments in relation to the operation of the Ship will be effected through the Lender (either via the Piraeus branch or any other branch reasonably nominated by the Lender);

9.01.26
to (and ensure and procure that each other Security Party will) deliver promptly to the Lender such documents and evidence as the Lender shall from time to time require relating to the ultimate beneficial ownership of the Borrower, the Manager and the other members of the Group and their respective corporate shareholder(s);

9.01.27
to (and ensure and procure that each other Security Party will) deliver to the Lender such documents and evidence as the Lender shall from time to time require relating to the verification of identity and knowledge of the Lender's customers and the compliance by the Lender with all necessary "know your customer" or similar checks, and to comply within thirty (30) days from the Lender's written notice to the Guarantor to that effect, to the full satisfaction of the Lender, with any requirements of the Lender in relation to the shares of the Borrower and the other members of the Group and their respective corporate shareholder(s) [including but without limitation any requirements of the Lender as to the approved form of the shares (registered or otherwise) of the Borrower and the other members of the Group and their corporate shareholder(s)], always on the basis of applicable laws and regulations or the Lender's own internal (generally applied) guidelines, in each case as such laws, regulations or internal guidelines apply from time to time;

9.01.28
to (i) provide the Lender with any documentation or information, as the Lender may request, which relates to individual or entity tax status and (ii) inform the Lender, or respond to any request from the Lender, if there are any changes to tax information previously provided;

9.01.29
upon request by the Lender, to obtain, and to ensure and procure that each other Security Party will obtain a written waiver or consent from its respective Substantial Owners or Controlling Persons, which will be provided to the Lender to permit the Lender and other members of the HSBC Group to disclose and report tax and account specific financial information to any local or foreign Tax Authority. Where any one of the Guarantor and/or the Borrower and/or the other Security Parties fails to comply with requests for tax information, or fails to respond to requests for waivers or consents for tax information disclosure, or fails to respond to requests to obtain waivers or consents from Substantial Owners or Controlling Persons, the Lender may take, and may instruct members of the HSBC Group to take whatever actions are necessary to comply with the Lender's local or foreign tax reporting obligations, including without limitation any of the following action:

(a) the Lender may withhold taxes that may be due from certain payments made to or on behalf of any one of the Guarantor and/or the Borrower and/or the other Security Parties; and/or
(b) The Lender shall have the right to pay relevant taxes to the appropriate Tax Authority; and/or
(c) The Lender shall have the right to refuse to provide certain services to any one of the Guarantor and/or the Borrower and/or the other Security Parties; and/or
(d) the Lender shall have the right to close any account to which the provision of any facility may relate; and
9.01.30
to ensure and procure that at all times during the Security Period, the Borrower and/or the Guarantor shall maintain with the London  branch of the Lender (or any other branch of the Lender with the consent of the Borrower and the Guarantor) to the credit of any account held with the Lender in the name of the Borrower and/or the Guarantor, Liquidity being not less than  Three hundred thousand Dollars ($300,000), per Ship,;

9.01.31	to ensure that throughout the Security Period:
9.01.31.1	the Market Value Adjusted Net Worth of the Guarantor shall not be less than Fifteen million Dollars ($15,000,000);
9.01.31.2
the Leverage Ratio will not be higher than one hundred fifteen per cent. (115%)  Provided that if the Guarantor has not agreed such a high percentage with its other financing banks, the lowest percentage required to be maintained with another financing bank will also apply in this case; and

9.01.31.3	Liquidity shall not be less than three hundred thousand Dollars ($300,000 per Fleet Vessel);
9.01.32	to ensure and procure that the Borrower shall comply with all covenants and undertakings set out in the Financial Agreement and the other Finance Documents.
9.01.33
to ensure and procure that all the Earnings of the Ship shall be assigned to the Lender, and shall be paid to the credit of the Earnings Account, which shall be charged to the Lender by the Earnings Account Charge.

9.02
The Guarantor confirms that it has not taken, and will not take without the prior written consent of the Lender (and then only on such terms and subject to such conditions as the Lender may impose), any security from the Borrower or from any other person (other than the Borrower and who has given or who may in the future give to the Lender any security, guarantee or indemnity for or in relation to the Indebtedness (each such person being hereinafter referred to as "Surety") in connection with this Guarantee, and any security taken by the Guarantor notwithstanding this Clause shall be held by the Guarantor in trust for the Lender absolutely as a continuing security for the Guarantor's Liabilities.

9.03	Until all claims of the Lender in respect of the Indebtedness have been discharged in full:-

9.03.01	the Guarantor shall not be entitled to participate in any security held or sums received by the Lender in respect of all or any part of the Indebtedness;
9.03.02
the Guarantor shall not stand in the place of, or be subrogated for the Lender in respect of any security, nor take any step to enforce any claim against the Borrower or any Surety (or their respective estates or effects), nor claim or exercise any right of set off or counterclaim against the Borrower or any Surety, nor make any claim in the bankruptcy or liquidation of the Borrower or any Surety in respect of any sums paid by the Guarantor to the Lender or in respect of any sum which includes the proceeds of realisation of any security at any time held by the Lender in respect of any of the Guarantor's liabilities hereunder; and

9.03.03
the Guarantor shall not take any steps to enforce any claim which it may have against the Borrower or any Surety without the prior written consent of the Lender and then only on such terms and subject to such conditions as the Lender may impose.

9.04
The Guarantor shall throughout the Security Period duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed on its part under this Guarantee and each of the other Finance Documents to which it is a party and shall use its best endeavours to procure that all covenants, obligations and conditions required to be observed and performed, and undertakings made, by any of the other Security Parties under any of the Finance Documents shall be observed and complied with in their entirety.

9.05
Until the Total Deferred Amount is reduced to zero the Guarantor (Eurodry) will not (through its Subsidiaries or otherwise) acquire any vessels and/or companies without the prior written consent of the Lender, unless if the initial acquisition amount of such vessels and/or companies is financed with newly raised equity and the Leverage Ratio of the Guarantor (Eurodry) is not more than 75% and/or if the Guarantor (Eurodry) is in compliance with its original financial covenants, namely it maintains maximum Leverage Ratio of less than 75%, Liquidity being not less than US$300,000 per Fleet Vessel and Market Value Adjusted Net Worth of not less than US$15,000,000.

9.06
Until the Total Deferred Amount is reduced to zero, the Guarantor (Euroseas) will not (through its Subsidiaries or otherwise) make any voluntary prepayments to its other financing banks without the prior written consent of the Lender.

10	VARIATIONS
10.01
The Lender shall have the right and power at all times whether before or after any demand hereunder for payment and without prejudice to the terms of this Guarantee, so that the Guarantor shall not be exonerated or discharged hereunder or its liability in any way limited, to:

10.01.01
vary or increase the Repayment Instalments, the rate of interest, the fees and other amounts payable under the Financial Agreement,  or vary or waive any of the terms and conditions of the Financial Agreement and/or the other Finance Documents; and

10.01.02	grant to the Borrower or to any other person any waiver or extension of time; and

10.01.03	release, vary or waive any securities, guarantees or rights which the Lender may now or hereafter have from or against the Borrower or any other person.
11	WAIVER
11.01	Any failure on the part of the Lender to exercise or any delay in the exercise of any right or power hereunder shall not operate as a waiver thereof.
11.02
The granting of time or indulgence by the Lender to, or compounding with, any other person or company liable to the Lender on any guarantee or any security or negotiable instrument for the time being held by the Lender or to which the Lender may be entitled pursuant to the Finance Documents shall not in any way prejudice the rights of the Lender against the Guarantor hereunder.

11.03	It shall not be necessary for the Lender before claiming payment hereunder to endeavour to enforce any other guarantee or security whether from the Guarantor, the Borrower or any other person.
11.04
The Lender has the right and power to claim all amounts due and payable hereunder against the Guarantor and/or against any other Security Party in such order and at such time as the Lender in its absolute discretion considers to its advantage.

11.05	The rights and powers of the Lender hereunder are cumulative and in addition to any rights and powers under law or otherwise.
12	DISCHARGE AND SET-OFF
12.01
This Guarantee shall be a continuing guarantee and remain in full force and effect until all amounts due and payable under the Financial Agreement and/or the other Finance Documents, whether actually or contingently, are paid in full to the Lender (which expression shall not include payment of a dividend in liquidation or bankruptcy of less than one hundred percent (100%)). The Lender may make claims and demands under this Guarantee without limit of number. Upon payment and discharge of the Indebtedness in full to the full satisfaction of the Lender, the Lender, at the written request of the Guarantor, will release the Guarantee and return same to the Guarantor.

12.02
Any amounts received under or in connection with this Guarantee shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 12 of the Financial Agreement, and the Lender may prove in respect of all amounts due from the or any other person liable in the event of any insolvency, liquidation, composition or arrangement proceedings.

12.03
The Guarantor hereby agrees that the Lender shall have the right at any time without notice to set-off or transfer any amounts standing to the credit of any account of the Guarantor with the Lender (whether in the Guarantor's sole name or jointly with any other person and whether current, deposit or otherwise whatsoever and whether subject to notice or not) in any currency against the liability of the Guarantor hereunder or under any other agreement with or facility made available to the Guarantor by the Lender.

13	STAMP DUTIES – TAXES ETC
13.01
The Guarantor shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Guarantee. The Guarantor shall indemnify the Lender against any and all liabilities with respect to or resulting from any delay or omission on the part of the Guarantor to pay any such taxes.

14	TRANSFER / ASSIGNMENT
14.01	This Guarantee shall be binding upon and inure to the benefit of the Lender and its successors and permitted assigns and references in this Guarantee to the Lender shall be construed accordingly.
14.02	The Guarantor may not assign or transfer any of its rights and/or obligations under this Guarantee.
14.03	The provisions of Clause 39 (Notices) of the Financial Agreement shall apply to the Lender in relation to the assignment of any of its rights and/or obligations under this Guarantee.
15	CONFIDENTIALITY
15.01	The provisions of Clause 31 (Confidentiality) of the Financial Agreement shall apply in relation this Guarantee mutatis mutandis.
16	RELEASE
16.01
Any release or settlement between the Guarantor and the Lender shall be conditional upon no security, disposition or payment to the Lender by the Borrower, the Guarantor or any other person being avoided or limited pursuant to any provisions relating to bankruptcy, liquidation or insolvency and if there shall be any avoidance or limitation as aforesaid the Lender shall have the right to enforce this Guarantee against the Guarantor subsequently as if such release or settlement had not occurred.

16.02
If any amounts paid to the Lender in reduction of the amounts hereby guaranteed have to be repaid by the Lender on the ground of unfair or fraudulent preference or on any other ground, the Lender shall have the same rights hereunder against the Guarantor as if such amounts had never been paid to the Lender.

17	SUBORDINATION
17.01
The Guarantor agrees to and does hereby subordinate any and all present or future claims whatsoever that it may have against the Borrower or any other guarantor of the Borrower's obligations to the Lender or any other member of the Group, to any and all claims by the Lender for amounts owing from the Borrower and/or any other Security Party to the Lender under the Financial Agreement and the other Finance Documents and undertakes to deliver such further documents as the Lender may reasonably request evidencing such subordination.

17.02
Until all amounts due under the Financial Agreement and the other Finance Documents from the Borrower to the Lender shall have been paid in full the Guarantor shall have no right of subrogation and agrees not to:

17.02.01
demand or accept repayment in whole or in part of any loans or advances then or thereafter due to the Guarantor from the Borrower or any other Security Party or to demand or accept any security in respect thereof, or to assign or charge the same as security; or

17.02.02	take any action or to submit or enforce any claim against the Borrower; or
17.02.03	claim any set-off or counterclaim against the Borrower; or
17.02.04
claim or prove in competition with the Lender in any bankruptcy or liquidation or accept the benefit of any share in any payment or composition from the Borrower or any other guarantor of the Borrower's obligations to the Lender or in any other guarantee or security now or hereafter held by the Lender.

17.03	Any security created or amount received in breach of this Clause 15 shall be held on trust for the Lender and forthwith transferred to the Lender on demand.
18	INVALIDITY
18.01
In the event that any term or condition of this Guarantee is rendered or declared illegal, invalid or inoperative in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Guarantee which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the law of any other jurisdiction.

19	NOTICES
19.01
Unless otherwise specifically provided, any notice under or in connection with this Guarantee shall be given by letter or fax; and references in this Guarantee to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

19.02	A notice shall be sent:
(a)	to the Guarantor: 4, Messogiou & Evropis Street 151 24 Maroussi Greece Fax No.: +30 211 1804097

(b)	to the Lender: 109-111 Messoghion Ave, Athens, Greece, Tel: +30 210 6961457 Attn. Ms Katerina Eleftheriou.

or to such other address as the relevant party may notify the other in writing.
19.03	Subject to Clauses 19.04 and 19.05:
(a)          a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;
(b)          a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.
19.04	However, if under Clause 19.03 a notice would be deemed to be served:
(a)          on a day which is not a Banking Day in the place of receipt; or
(b)          on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 19.05) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.
19.05
Clauses 19.03 and 19.04 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

19.06
A notice under or in connection with this Guarantee shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Guarantee if the failure to serve it in accordance with the requirements of this Guarantee has not caused any party to suffer any significant loss or prejudice.

19.07	In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.
20	PROPER LAW AND JURISDICTION
20.01	This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.
20.02	Subject to Clause 20.03, the courts of England shall have exclusive jurisdiction to settle any Dispute.
20.03	Clause 20.02 is for the exclusive benefit of the Lender, which reserves the rights:
(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.
The Guarantor shall not commence any proceedings in any country other than England in relation to a Dispute.
20.04
The Guarantor irrevocably appoints Hill Dickinson Service (London) Limited, presently at Irongate House, Duke's Place, London EC3A 7LP England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

20.05
Nothing in this Clause 20 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

20.06
In this Clause 20, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee) or any non-contractual obligation arising out of or in connection with this Guarantee.

IN WITNESS WHEREOF this Guarantee has been duly executed as a Deed by each of the parties hereto the day and year first above written.

SIGNED	)
by [•]	)
for and on behalf of	)
EURODRY LTD.	)

SIGNED	)
by [•]	)
for and on behalf of	)
HSBC BANK PLC	)

SCHEDULE

Representations and Warranties
1.
The Guarantor is a corporation duly formed and validly existing under the laws of the country of its Original Jurisdiction and has the power and authority to own its assets and carry on business in each Relevant Jurisdiction.

2.
The Guarantor has the power to enter into this Guarantee and to perform and discharge its duties and liabilities hereunder and it has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Guarantee.

3.
The giving of this Guarantee and Indemnity is to the commercial benefit of the Guarantor in that the Borrower is its wholly owned Subsidiary and the Guarantor has a commercial interest in the Facility to continue being extended to the Borrower and by giving this Guarantee and Indemnity, the Guarantor furthers its own business interests within the scope of its constitutional documents;

4.
The execution, delivery and performance of this Guarantee will not violate or exceed the powers granted to the Guarantor by, or any provision of, any law or regulation in any Relevant Jurisdiction, any order or decree of any governmental agency or court of or in any Relevant Jurisdiction, the articles of incorporation and by-laws of the Guarantor or any mortgage, deed, contract or agreement to which the Guarantor is a party and which is binding upon the Guarantor or its assets, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require the Guarantor to create any such Encumbrance (other than Permitted Liens) other than any Encumbrance to be created hereunder.

5.
All consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange approvals) in any Relevant Jurisdiction required to enable the Guarantor lawfully to enter into and perform and discharge its duties and liabilities under this Guarantee, to ensure that the duties and liabilities of the Guarantor hereunder are legal, valid and enforceable in accordance with the terms of this Guarantee and to make this Guarantee admissible in evidence in such aforesaid jurisdictions, have been obtained or made and are in full force and effect.

6.	This Guarantee constitutes the legal, valid, binding and unconditional duties and liabilities of the Guarantor, enforceable against the Guarantor in accordance with the terms hereof.
7.
Neither the Guarantor nor any other Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement to which it is a party relating to Financial Indebtedness in excess in aggregate of US$1,000,000 and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by the Guarantor under any such agreement;

8.
No litigation, arbitration, tax claim or administrative proceedings before or of any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Guarantor, is threatened against the Guarantor or its assets which might have a Material Adverse Effect on the business, assets or financial condition of the Guarantor or the Guarantor's ability to perform and discharge its duties and liabilities hereunder.

9.
The Accounting Information provided by the Guarantor to the Lender is complete and correct in all material respects and presents fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group therein stated ended on the relevant date, and have been prepared in accordance with the Applicable Accounting Principles and practices consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Accounting Information have been prepared and since that date there has been no adverse change in the financial condition of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole.

10.	The information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any material detail.
11.
It is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee that it be filed, recorded or enrolled with any governmental authority or agency or that it be stamped with any stamp, registration or similar transaction tax.

12.	The selection of English law to govern this Guarantee is a valid and binding selection and the submission to each jurisdiction referred into Clause 20.01 is a valid and binding submission.
13.
The Guarantor is not entitled to claim any immunity in relation to itself or its assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Guarantee or in connection with the enforcement of any judgment or order arising from such proceedings.

14.
No Taxes are imposed by withholding or otherwise on any payment to be made by the Guarantor under this Guarantee or any other document or agreement to be executed or delivered pursuant hereto or thereto.

15.	Neither the Guarantor nor any other Security Party is a FATCA FFI or a US Tax Obligor.
16.	Neither the Guarantor nor any other Security Party is materially overdue in the filing of any Tax returns or is overdue in the payment of any amount in respect of Tax.
17.	No claims or investigations are being, or are reasonably likely to be, made or conducted against any of the Guarantor or the other Security Parties with respect to Taxes.
18.	The Guarantor is resident for Tax purposes only in its Original Jurisdiction.
19.
The Guarantor, the other Security Parties and each member of the Group conducts its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

20.	The Guarantor, the other Security Parties and each member of the Group is in compliance, in all respects, with all Sanctions;
21.
None of the Guarantor, the other Security Parties and/or the other members of the Group is a Prohibited Person or is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and it does not own or control a Prohibited Person; and

22.
No proceeds of the Facility shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

The representations and warranties of the Guarantor set out above shall survive the execution of this Guarantee and shall be deemed to be repeated on the Drawdown Date, on each date a Designated Transaction is entered, on each Repayment Date, and each Interest Payment Date, with respect to the facts and circumstances existing at each such time as if made at such time.

A N N E X   1

FINANCIAL AGREEMENT